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                                                                    Exhibit 10.1
                                                                  Conformed Copy

                                    AGREEMENT


         This Agreement is made this 24th day of September 2001 between Charter Communications, Inc. ("Charter") and Jerald Kent ("Kent") with reference to the following facts:

         1. Kent currently serves as president and chief executive officer of Charter and a member of its Board of Directors pursuant to an employment agreement dated as of August 28, 1998 (the "Employment Agreement").

         2. Kent has advised Charter that he does not intend to extend the term of the Employment Agreement, which runs through December 23, 2001.

         3. Accordingly, Kent and Charter have mutually agreed that Kent's service as an employee of Charter will end on September 28, 2001, and that he will resign from Charter's Board of Directors on such date.

         Accordingly, Charter and Kent hereby agree as follows:

         1. TERMINATION OF EMPLOYMENT AGREEMENT. The Employment Agreement and all of the respective rights and obligations of the parties thereunder shall terminate and be of no further or effect on September 28, 2001, provided such termination shall not affect (a) Kent's right to his current base salary, and reimbursement for business expenses incurred, through September 28, 2001; (b) Kent's right to indemnification under Section 9 of the Employment Agreement; and
(c) Kent's obligations under Section 8.2 of the Employment Agreement which shall survive. On September 28, 2001, Kent shall resign from all positions as an officer, director or employee of Charter and each of its affiliates and subsidiaries and shall deliver a written resignation to such effect.

         2. CONSULTANCY. Kent shall make himself available for consultation at times reasonably convenient to him in his sole discretion through December 23, 2001, which consultancy may be telephonic at his option. Kent shall be paid an amount equal to his current base salary under the Employment Agreement prorated for the period from September 28, 2001 through December 23, 2001, which amount shall be paid (subject to all required withholding), by wire transfer of immediately available funds on or before September 28, 2001, regardless of whether Kent performs any consulting services to Charter hereunder.

         3. OPTION TERMINATION. All options currently held by Kent to acquire Membership Interests in Charter Communications Holdings LLC or other equity interests in Charter or its subsidiaries, whether vested or unvested, shall be cancelled and of no further force or effect as of the date of this Agreement and Kent shall not receive any payment therefor. All applicable option agreements will be marked "cancelled" and returned to Charter's general counsel. Kent has not assigned or otherwise transferred any rights under any of such option agreements.
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         4. BONUS. Kent shall be paid a bonus in the amount of $900,000, which amount (subject to all required withholding) shall be paid by wire transfer of immediately available funds on or before September 28, 2001.

         5. CHARITABLE CONTRIBUTION. Charter shall contribute, at Kent's written direction in increments of not less than $50,000, an aggregate amount of $500,000 to one or more charities (either nationally recognized or located in the Greater St. Louis area) designated by Kent prior to September 28, 2001, which charity or charities shall be reasonably acceptable to Charter.

         6. COBRA REIMBURSEMENT. Promptly upon receipt of a written request therefor from Kent, Charter shall reimburse any costs incurred by Kent under the COBRA health care continuation rules for the 18-month period beginning on September 28, 2001. Kent understands that such reimbursement will be 1099'd or W-2'd to him, as applicable.

         7. CHARTER AIRCRAFT. At any time and from time to time through December 24, 2001, Kent and any passengers travelling with him shall be entitled to use Charter's Hawker aircraft for up to an aggregate of 20 hours of flight time. Such usage will be billed to him in accordance with Charter's current policy.

         8. KENT AUTOMOBILE. Charter acknowledges that it has provided Kent with an automobile for his use, which automobile is registered in his name, and that Kent shall retain ownership of such automobile following termination of his employment. Kent understands that Charter may, if so required by applicable regulations, issue a 1099 or W-2 to him with respect to his retention of the automobile.

         9. CABLE SERVICE. Charter shall provide to Kent without charge, at the two addresses currently being serviced by Charter for him for so long as Kent shall own such properties, (a) cable and modem services at the level provided to him on the date of this Agreement and (b) technical support from Charter personnel as Kent shall reasonably request from time to time.
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         10. NONSOLICITATION. Kent shall not, prior to December 24, 2001, solicit for employment or employ any person employed by Charter or any of its subsidiaries on the date of this Agreement, provided that the foregoing shall not apply to (a) any of Kent's executive assistants (other than Steve Schumm) or secretaries or (b) subject to Charter's prior written consent which shall not be unreasonably withheld, any non-essential personnel. For the avoidance of doubt and without limiting the scope of "essential" personnel, officers of Charter and its subsidiaries shall be deemed essential personnel.


         Executed this 24th day of September, 2001.


                                         CHARTER COMMUNICATIONS, INC.



                                         By:     /s/ William D. Savoy
                                            -------------------------------




  /s/ Jerald Kent
-------------------------------
Jerald Kent